Exhibit 99

FOR IMMEDIATE RELEASE

Contact: Kevin Kaastra

Fremont Michigan InsuraCorp, Inc.

231-924-0300

Fremont Michigan InsuraCorp, Inc. Announces Regular Quarterly Dividend

Fremont, Michigan, March 1, 2010 – Fremont Michigan InsuraCorp, Inc. (OTC BB: FMMH), today announced that its Board of Directors has declared the Company’s regular quarterly cash dividend of $0.04 per share on its common stock. The dividend will be payable on March 31, 2010 to shareholders of record on March 15, 2010.

“The declaration of our quarterly dividend reflects the strength of our financial performance throughout a challenging year in 2009,” said Richard E. Dunning, President and CEO. “Over the past year, we accomplished a number of key strategic goals, as we strengthened our corporate governance, established our plan to expand into neighboring states, and received an upgrade in our A. M. Best Financial Strength Rating to A- (Excellent). Our regular dividend is also an important indication of the Board’s confidence in our future strategic direction and our commitment to providing a regular cash dividend as an important component of total return to our shareholders.”

About Fremont Michigan InsuraCorp, Inc.

Fremont Michigan InsuraCorp, Inc. is the holding company for Fremont Insurance Company. Headquartered in Fremont, Michigan, the company provides property and casualty insurance to individuals, farms and small businesses exclusively in Michigan. Fremont Michigan InsuraCorp’s common stock trades under the symbol “FMMH.”

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